SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


DATE OF REPORT (Date of earliest event reported):  March 13, 1996


                            Tidewater Inc.
_____________________________________________________________________
       (Exact name of registrant as specified in its charter)


        DELAWARE                      01-6311                  72-0487776
________________________     ________________________    ______________________
(State of incorporation)     (Commission File Number)        (IRS Employer
                                                         Identification Number)


              1440 CANAL STREET, NEW ORLEANS, LOUISIANA  70112
__________________________________________________________________________
            (Address of principal executive offices - Zip Code)


Registrant's telephone number, including area code:    (504) 568-1010


                                     N/A
__________________________________________________________________________
       (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

     On March 13, 1996, the Registrant acquired all of the outstanding common stock of Hornbeck Offshore Services, Inc. ("Hornbeck") from the shareholders of Hornbeck in exchange for an aggregate of 8,475,215 shares of the Registrant's common stock, $.10 par value per share. The acquisition was effected through the merger of a wholly-owned subsidiary of the Registrant, formed for this purpose, with and into Hornbeck (the "Merger"), with the effect that Hornbeck has become a wholly-owned subsidiary of the Registrant.

     The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger (the "Plan") by and among, the Registrant, Registrant's subsidiary and Hornbeck, which was filed as Appendix A to the Registrant's Registration Statement on Form S-4 (Registration No. 333-00221) dated January 16, 1996, as amended (the "Registration Statement") and is incorporated herein by reference.

     Additional information relating to the Merger is set forth in the Summary of the Proxy Statement and Prospectus forming a part of the Registration Statement (the "Proxy Statement") under the headings "Structure of the Merger and Merger Consideration" (on pages 6 and 7 of the Proxy Statement), and "Reasons for the Merger" (on pages 8 and 9 of the Proxy Statement), which information is incorporated herein by reference.

     Pursuant to the terms of the Plan, Mr. Larry D. Hornbeck has been appointed to serve on the Registrant's Board of Directors in the class of directors whose terms expire in 1996. See Item 5 below, "Appointment to the Registrant's Board of Directors."


Item 5.   Other Events.

Appointment to the Registrant's Board of Directors

     Pursuant to the terms of the Plan, on  March  15,  1996
Mr. Larry D. Hornbeck became a member of the Board of Directors of the Registrant in the class of directors whose terms expire in 1996.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)  Consolidated Financial Statements of Hornbeck:

               Report of Independent Accountants
               Consolidated Balance Sheet at December 31, 1994 and 1995 Consolidated Statements of Income for the years ended
                  December 31, 1993, 1994 and 1995
               Consolidated  Statements of Cash Flows for the years ended
                  December 31, 1993, 1994 and 1995
               Consolidated  Statements  of  Stockholders' Equity for the
                  years endedDecember 31,  1993,  1994  and 1995
               Notes to Consolidated Financial Statements


          (b)  Pro Forma Financial Information (Unaudited):

               Tidewater Inc. Unaudited Pro Forma Condensed Combined
                 Financial Information:

               Pro Forma Condensed Combined Balance Sheet (Unaudited) as of
                  December 31, 1995
               Pro Forma Condensed Combined Statements of Earnings (Unaudited)
                  for the years ended March 31, 1993, 1994 and 1995, and the nine months ended December 31, 1994 and 1995
               Notes  to  Unaudited Pro Forma Condensed  Combined Financial
                  Information


          (c)  Exhibits

               2 Agreement and Plan of Merger dated December 21, 1995, (filed with the Commission as Appendix A to Tidewater Inc.'s Registration Statement on Form S-4 (Registration Number 333-00221) and incorporated herein by reference.)

               4 Restated Rights Agreement dated as of December 17, 1993 between Tidewater Inc. and The First National Bank of Boston (filed with the Commission as
                    Exhibit 4 to Tidewater Inc.'s quarterly report on Form 10-Q for the quarter ended December 31, 1993 and incorporated herein by reference.)

               23   Consent of Price Waterhouse LLP


                        HORNBECK OFFSHORE SERVICES, INC.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Hornbeck Offshore Services, Inc.


In our opinion, the consolidated financial statements of Hornbeck Offshore Services, Inc. listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Hornbeck Offshore Services, Inc. and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the financial statements, the Company entered into an Agreement and Plan of Merger with Tidewater Inc. on December 21, 1995.

PRICE WATERHOUSE LLP
HOUSTON, TEXAS
FEBRUARY 12, 1996

                        HORNBECK OFFSHORE SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                   1994                 1995
                                                               ------------         ------------
                                                                        (in thousands)
                                 ASSETS
Current assets:
  Cash and equivalents ....................................... $      8,572         $     13,945
  Accounts receivable, net of allowance for doubtful
   accounts of $25 and $120, respectively.....................       11,747               13,400
  Prepaid and other current assets............................        1,121                1,473
  Current portion of note receivable from affiliate...........          880                  436
                                                               ------------         ------------
      Total current assets....................................       22,320               29,254
                                                               ------------         ------------
Property and equipment, net...................................      101,563               93,118
Investment in affiliates......................................       16,851               14,976
Note receivable from affiliate................................        1,394                  218
Reserve funds and restricted cash.............................        1,280                1,024
Drydocking and other assets, net..............................        4,474                8,195
Merger costs..................................................                             2,924
                                                               ------------         ------------
                                                               $    147,882         $    149,709
                                                               ============         ============
                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable............................................ $      1,570         $      2,655
  Accrued interest............................................           86                   51
  Income taxes payable........................................          358                  118
  Accrued labor costs.........................................          953                  950
  Accrued medical costs.......................................          521                  300
  Other accrued liabilities...................................          618                  836
  Current portion of long-term debt...........................        3,467                3,561
                                                               ------------         ------------
      Total current liabilities...............................        7,573                8,471
                                                               ------------         ------------
Long-term debt................................................       21,023               11,852
                                                               ------------         ------------
Deferred income taxes.........................................       12,379               16,109
                                                               ------------         ------------
Commitments and contingencies (Note 12) Stockholders' equity:
  Common stock, $.10 par value, 25,000,000 shares
   authorized, 13,240,698 and 13,234,728 shares
   issued and outstanding, respectively.......................        1,324                1,323
  Additional paid-in capital..................................       83,639               82,381
  Retained earnings...........................................       21,944               29,573
                                                               ------------         ------------
      Total stockholders' equity                                    106,907              113,277
                                                               ------------         ------------
                                                               $    147,882         $    149,709
                                                               ============         ============

         The accompanying notes are an integral part of this statement.

                        HORNBECK OFFSHORE SERVICES, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                             YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                      1993            1994             1995
                                                  -----------      -----------      ----------
                                                                 (in thousands)
Revenues......................................... $    47,291      $    45,834      $   59,012
                                                  -----------      -----------      ----------
Costs and expenses:
  Direct labor and other operating expenses......      20,588           23,484          29,858
  Depreciation and amortization..................       7,394           10,007          13,577
  General and administrative expenses............       2,938            3,576           4,244
                                                  -----------      -----------      ----------
                                                       30,920           37,067          47,679
                                                  -----------      -----------      ----------
Other income (expense):
  Foreign exchange loss..........................                         (105)            (10)
  Gain on sale of assets.........................           9              736             431
  Equity in earnings of affiliates...............         818            1,408              53
  Unsuccessful salvage expense...................        (945)
  Other costs and expenses.......................        (254)            (149)            (31)
  Interest and other income......................         799            1,439           1,198
  Interest expense...............................      (1,323)            (864)         (1,748)
                                                  -----------      -----------      ----------
                                                         (896)           2,465            (107)
                                                  -----------      -----------      ----------
Income before income taxes and
  extraordinary charge...........................      15,475           11,232          11,226
Income taxes.....................................      (4,530)          (3,209)         (3,597)
                                                  -----------      -----------      ----------
Income before extraordinary charge...............      10,945            8,023           7,629
Extraordinary charge for early extinguishment....
 of debt, net of income tax benefit of $145......        (280)
                                                  -----------      -----------      ----------
Net income....................................... $    10,665      $     8,023      $    7,629
                                                  ===========      ===========      ==========
Earnings per share before extraordinary charge... $       .92      $       .60      $      .57
Extraordinary charge                                     (.02)
                                                  -----------      -----------      ----------
Earnings per share............................... $       .90      $       .60      $      .57
                                                  ===========      ===========      ==========

         The accompanying notes are an integral part of this statement.

                        HORNBECK OFFSHORE SERVICES, INC.

                 CONSOLIDATED STATEMENT OF CASH FLOWS (NOTE 12)

                                                                               YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                       1993             1994             1995
                                                                    -----------      -----------      ----------
                                                                                   (in thousands)
Cash flows from operating activities:
  Cash received from customers and affiliates.............          $    43,185      $    43,498      $   57,358
  Cash paid to suppliers and employees....................              (25,936)         (23,429)        (32,975)
  Cash paid for income taxes..............................               (1,847)          (1,512)           (280)
  Interest and other income received......................                  753            1,428           1,135
  Interest paid...........................................               (1,230)            (837)         (1,781)
  Refund of income taxes..................................                1,266
  Distribution from partnership...........................                   38
                                                                    -----------      -----------      ----------
       Net cash provided by operating activities..........               16,229           19,148          23,457
                                                                    -----------      -----------      ----------
Cash flows from investing activities:
  Capital and drydocking expenditures.....................               (9,209)         (57,973)         (9,534)
  Purchase of marketable securities.......................              (24,007)
  Sale of marketable securities...........................                  500           27,310
  Increase in other assets................................                 (134)             (45)            (40)
  Decrease (increase) in reserve funds....................                  312             (890)           (253)
  Investment in affiliates................................              (11,677)            (195)            119
  Loan to affiliate.......................................                                (2,351)
  Repayment of loan to affiliate..........................                                    72           1,610
  Sale of property and equipment..........................                1,300            3,491           1,119
  Merger costs............................................                                                (2,924)
  Salvage expenditures....................................                 (945)
                                                                    -----------      -----------      ----------
       Net cash used by investing activities..............              (43,860)         (30,581)         (9,903)
                                                                    -----------      -----------      ----------
Cash flows from financing activities:
  New borrowings..........................................                                23,000
  Repayment of borrowings.................................               (5,917)          (9,158)         (8,504)
  Issuance of common stock and warrants...................               39,959               36             323
  Repurchase of Series 1 preferred stock and warrants.....                                  (886)
                                                                    -----------      -----------      ----------
       Net cash provided (used) by financing activities...               34,042           12,992          (8,181)
                                                                    -----------      -----------      ----------
Net increase in cash and equivalents......................                6,411            1,559           5,373
Cash and equivalents at beginning of year.................                  602            7,013           8,572
                                                                    -----------      -----------      ----------
Cash and equivalents at end of year.......................          $     7,013      $     8,572      $   13,945
                                                                    ===========      ===========      ==========

         The accompanying notes are an integral part of this statement.

                        HORNBECK OFFSHORE SERVICES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                               COMMON STOCK             ADDITIONAL      COMMON
                                           PREFERRED      ------------------------       PAID-IN         STOCK         RETAINED
                                             STOCK         SHARES         AMOUNT         CAPITAL        WARRANTS       EARNINGS
                                           -------        --------       ---------      ---------       ---------      ---------
                                                                             (in thousands)
Balance - December 31, 1992............    $  205           10,007       $   1,001      $ 41,217        $    385       $   3,256

Sale of common stock for cash,
 net of expenses.......................                      2,500             250         39,538
Issuance of common stock for stock
 options exercised and shares issued
 for directors' stock plan and other...                         79               8            213
Issuance of stock for Ravensworth
 acquisition...........................                        159              16          2,707
Tax benefit of stock sold by employees.                                                       129
Net income.............................                                                                                   10,665
                                           -------        --------       ---------      ---------       ---------      ---------
Balance - December 31, 1993............        205          12,745           1,275         83,804             385         13,921

Purchase of Series 1 preferred stock...       (205)                                          (313)
Warrants exercised or repurchased......                        481              48            (32)           (385)
Issuance of common stock for stock
 options exercised and shares issued
 for directors' stock plan and other...                         15               1            144
Tax benefit of stock sold by employees.                                                        36
Net income.............................                                                                                    8,023
                                           -------        --------       ---------      ---------       ---------      ---------
Balance - December 31, 1994............                     13,241           1,324        83,639                          21,944

Issuance of common stock for stock
 options exercised and shares issued
 for directors' stock plan and other...                        100              10            505
Tax benefit of stock sold by employees.                                                        36
Return of shares held in escrow........                       (106)            (11)        (1,799)
Net income.............................                                                                                    7,629
                                           -------        --------       ---------      ---------       ---------      ---------
Balance - December 31, 1995............    $                13,235       $   1,323      $  82,381       $              $  29,573
                                           =======        ========       =========      =========       =========      =========

         The accompanying notes are an integral part of this statement.

                        HORNBECK OFFSHORE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF ACCOUNTING POLICIES:

ORGANIZATION AND HISTORY

Hornbeck Offshore Services, Inc. was incorporated under the laws of the state of Delaware in January 1981. All references to the "Company" refer to Hornbeck Offshore Services, Inc. and its subsidiaries unless the context requires otherwise.

As discussed in Note 2, on December 21, 1995, the Company entered into an Agreement and Plan of Merger with Tidewater Inc. (Tidewater).

NATURE OF OPERATIONS

The Company is engaged in the worldwide offshore marine services business, mainly serving the oil and gas industry through its operation and management of a diversified fleet of 61 vessels (the vessels) located primarily in the Gulf of Mexico. The fleet consists of supply, tug-supply, crew and specialty vessels; 56 of the vessels are owned, 4 are chartered and 1 is managed for an unrelated party. Additionally, the Company maintains a 49.9% equity interest in 3 entities which operate and own or lease a combined fleet of 29 safety standby vessels in the North Sea.

The Company's operating revenue is directly affected by average day rates and fleet utilization which are closely aligned with the offshore oil and gas exploration and development industry. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and gas resources.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The equity method of accounting is used when the Company has a 20%-50% interest in an affiliate. Under the equity method, original investments are recorded at cost and are adjusted by the Company's share of earnings or losses. All significant intercompany accounts and transactions have been eliminated. Any difference between the Company's share of book value of an equity affiliate and its investment amount is amortized over the remaining useful life of the underlying assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND EXPENSE RECOGNITION

Charter revenue is earned and recognized on a daily rate basis. The Company's accounts receivable are generally unsecured and are due primarily from companies involved in exploration and production of oil and gas reserves.
Operating and other costs are expensed as incurred.

                                       F-7
PROPERTY AND EQUIPMENT

For financial reporting purposes, the Company records depreciation expense using the straight-line method over the estimated useful lives of the related assets. For tax purposes, depreciation is computed using accelerated methods.

The net book value of the Company's vessels is reviewed periodically to determine that their recorded value does not exceed the estimated future benefit from utilization of those vessels in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", issued in March 1995. The Company adopted SFAS No. 121 effective October 1, 1995 and such adoption had no impact.

OTHER ASSETS

Other assets consist primarily of drydocking expenditures. Drydocking expenditures are capitalized and amortized on a straight-line basis over the period to be benefitted (generally 24 to 36 months).

DEFERRED INCOME TAXES

Deferred income taxes are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. Such differences relate mainly to depreciable assets. This method gives immediate effect to changes in income tax laws upon enactment. The income statement effect is derived from changes in deferred income taxes on the balance sheet.

EARNINGS PER SHARE

Earnings per share is calculated using the weighted-average number of shares outstanding assuming exercise of dilutive stock options and conversion of preferred stock. The weighted-average number of primary shares, which includes common shares and equivalent common shares outstanding, during the years ended December 31, 1993, 1994 and 1995 was 11,901,000, 13,460,000 and 13,344,000,
respectively. Fully diluted earnings per share amounts are not materially different from primary earnings per share amounts.

CASH AND EQUIVALENTS

For purposes of the consolidated statement of cash flows, the Company considers all deposits readily convertible to known amounts of cash with original maturities of three months or less to be cash and equivalents. For the years ended December 31, 1994 and 1995, included in"Interest and other income" is interest income of $1,173,000 and $1,094,000 from such deposits.

RECLASSIFICATIONS

Certain 1993 and 1994 amounts were reclassified to conform to the 1995 presentation.

NEW ACCOUNTING PRONOUNCEMENT

In October 1995, Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 provides companies with an alternative to the intrinsic value methodology of valuing stock based compensation pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under SFAS No. 123, companies have the option of valuing such stock based compensation using fair value. Companies electing to continue under the guidance of APB No. 25 are required to disclose the effects of SFAS No. 123 in proforma footnote disclosure. The Company is required to adopt SFAS No. 123 beginning January 1, 1996. Due to the pending merger with Tidewater, management has not selected a preferred accounting method.

                                       F-8

NOTE 2 - PROPOSED MERGER WITH TIDEWATER, INC.:

On December 21, 1995, Hornbeck Offshore Services, Inc. (Hornbeck) entered into an Agreement and Plan of Merger with Tidewater Inc. (Tidewater) to merge a wholly owned subsidiary of Tidewater into Hornbeck with Hornbeck becoming a wholly owned subsidiary of Tidewater. The merger will be structured as a tax free exchange of approximately 8,780,000 Tidewater shares for all Hornbeck shares (an exchange ratio of 0.667 Tidewater shares for each Hornbeck share, subject to adjustment) and will be accounted for as a pooling of interests.

The Board of Directors of both Hornbeck and Tidewater have approved the combination subject to the approval of stockholders of Hornbeck holding at least 66 2/3% of the outstanding Hornbeck common stock and certain other conditions. The merger is expected to be presented for stockholders' approval on March 13, 1996 with consummation immediately thereafter, if approved. Upon consummation of the merger, Larry D. Hornbeck will join the Board of Directors of Tidewater and will become a consultant to Tidewater.

On December 29, 1995, Hornbeck made advance payments in the approximate aggregate amount of $2,500,000 to three executive officers, such payments being a portion of the amounts to which such officers would become entitled following consummation of the merger under the terms of change in control agreements between Hornbeck and such executive officers. The impact on operations of these amounts and certain other disbursements related to the merger have been deferred pending consummation of the transaction and are classified as merger costs in the consolidated balance sheet.

NOTE 3 - ACQUISITIONS AND DISPOSITIONS OF BUSINESSES AND VESSELS:

In 1995, the Company sold one vessel for $1 million and realized a gain of $431,000. From January through September 1994, the Company sold four vessels for $3.1 million and realized a gain of $736,000. During the same period, three vessels were acquired for cash consideration of $5.2 million.

On November 30, 1994, the Company acquired an equity interest in Seaboard Holdings Limited (Note 5). On November 15, 1994, the Company completed the acquisition of 13 supply vessels from Oil and Gas Rental Services, Inc. (Oil &
Gas) for cash consideration of $46 million. The Company borrowed $23 million in connection with this acquisition (Note 6).

On July 23, 1993, the Company acquired an equity interest in Ravensworth Investments Limited (Ravensworth), and the Company's share of earnings of this affiliate has been included in the Company's results of operations since that date (Note 4). On April 29, 1993, the Company sold two vessels previously being operated in the North Sea to an unrelated entity for approximately $1.3 million, which approximated the carrying value of the vessels. On June 17, 1993, the Company purchased a supply vessel for cash payment of $1,175,000.

The results of operations of the acquired vessels are included in the consolidated financial statements from the acquisition date of November 15, 1994 for the Oil & Gas acquisition. Substantially all of the purchase price was allocated to vessels acquired based on their fair market values and the transactions have been accounted for using the purchase method. The acquired vessels were employed prior to the acquisitions and continue to be employed by the Company after the closing of the acquisition in the offshore marine service business, primarily serving the oil and gas industry.

Assuming the Oil & Gas transaction occurred at the beginning of each year presented and the Ravensworth transaction occurred at the beginning of 1993, condensed unaudited pro forma combined results of operations are as follows:


                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                  1993                1994
                                               ------------      -------------
Revenues...................................... $ 62,109,000      $  60,379,000
Income before extraordinary charge............ $ 13,464,000      $   9,391,000
Earnings per share before extraordinary
 charge....................................... $       1.12      $         .70

                                       F-9
NOTE 4 - PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at December 31:

                                  ESTIMATED
                                USEFUL LIVES       1994                 1995
                                ------------    -----------         ------------
                                                        (in thousands)

Vessels.........................     25         $   119,622         $    119,125
Building........................     25                 771                  971
Land............................                        182                  274
Vehicles........................   3 to 4               420                  124
Furniture, fixtures and other...   3 to 10              332                  429
                                                -----------         ------------
                                                    121,327              120,923
Less - accumulated depreciation.                     19,764               27,805
                                                -----------         ------------
Property and equipment, net.....                $   101,563         $     93,118
                                                ===========         ============

Depreciation expense related to property and equipment for 1993, 1994 and 1995 was $5,196,000, $6,267,000 and $9,343,000, respectively. A portion of property and equipment is pledged to secure long-term debt (Note 6).

Drydocking expenditures included in other assets for the year ended December 31 are as follows (in thousands):
                                        1993          1994           1995
                                     ---------      ---------     ---------
Balance -- beginning of year..       $   1,519      $   5,234     $   4,409
Additions.....................           5,825          2,915         7,945
Amortization..................          (2,110)        (3,740)       (4,234)
                                     ---------      ---------     ---------
Balance -- end of year               $   5,234      $   4,409     $   8,120
                                     =========      =========     =========

NOTE 5 - INVESTMENTS IN AFFILIATES:

On November 30, 1994, the Company acquired 49.9% of the equity interests of Seaboard Holdings Limited, a Scottish corporation (Seaboard). The transaction was accounted for using the purchase method of accounting. At the time of the transaction, Seaboard owned a fleet of six safety standby vessels operating in the North Sea. Consideration in the form of a guarantee of approximately $483,000 of certain Seaboard indebtedness was given. Further, the Company funded an unsecured loan totaling pound sterling 1.5 million ($2.35 million at November 30, 1994) to Seaboard for operational purposes and has recorded a note receivable from affiliate which bears interest at LIBOR plus 1 3/4% and is payable in 32 equal monthly installments. During 1995, 50% of the remaining note balance was funded by Ravensworth Holdings Limited (RHL), the owner of a 50.1% interest in Seaboard and Ravensworth. The Company accounts for its investment in Seaboard using the equity method of accounting.

In connection with the Seaboard acquisition, the Company was granted an option by RHL to acquire the remaining outstanding equity interest in Seaboard. Exercise of the option is contingent upon the Company's exercise, in full, of the options to acquire the remaining capital stock of Ravensworth, as discussed below.

On July 23, 1993, the Company acquired 49.9% of the outstanding capital stock of Ravensworth from RHL, the owner of the outstanding capital stock of Ravensworth, for a purchase price of $11 million in cash and approximately $2.7 million in the form of 158,978 shares of restricted Common Stock (Ravensworth Acquisition). Ravensworth owned or chartered a fleet of 22 safety standby vessels operating in the North Sea at the time of the acquisition. The Company accounts for its investment in Ravensworth using the equity method of accounting. The difference between the Company's investment in Ravensworth and its proportionate share of Ravensworth's book equity totaled $7,985,000 at December 31, 1995 and this difference is being depreciated over the remaining useful life of the Ravensworth fleet. The Company used the purchase method of accounting for this transaction.
                                      F-10

In connection with the Ravensworth Acquisition, the Company acquired options to purchase the remaining outstanding capital stock of Ravensworth, exercisable after January 1, 1995 in two equal annual installments, with the first option exercisable on or before March 31, 1996 (the 1995 Option) and the second option exercisable on or before March 31, 1997 (the 1996 Option). The Company may, at its election, accelerate the exercise of the 1996 Option to any date on or after January 1, 1995. The 1996 Option will expire unless the 1995 Option is exercised in full. The consideration payable upon exercise of the 1995 Option and the 1996 Option is to be paid one-third in cash and two-thirds in common stock of the Company valued at market price, as defined in the applicable agreements. The Company may elect to pay in U.S. dollars any payments that would otherwise be made to RHL in the Company's common stock.

The per share consideration to be paid for the remainder of Ravensworth (subject to the adjustment described below) will be equal to the per share price paid by the Company for the initial 49.9% investment, plus simple interest at 7% (compounded annually) from the closing of the initial acquisition to the date of payment. The consideration for Ravensworth will be adjusted by 50% of any difference in actual Ravensworth and Seaboard earnings before depreciation, interest and taxes (EBDIT) versus a target EBDIT for 1994 and 1995 and by 25% of such difference for 1996. The maximum adjustment to the consideration paid or payable for Ravensworth with respect to any year for which EBDIT is measured against a specified target is limited to $4 million. In the event the Company does not exercise either of the options to acquire additional interests in Ravensworth, the agreement calls for certain purchase/sale arrangements between the parties with respect to Ravensworth.

In connection with the Company's initial purchase of 49.9% at Ravensworth, approximately 106,000 shares of the Company's common stock placed in escrow at the time of acquisition were returned to the Company based on Ravensworth's actual EBDIT for 1994 compared to targeted EBDIT as described under the agreement. Such shares, valued at approximately $1.8 million, were canceled and stockholders' equity and Ravensworth's investment accounts were reduced accordingly.

Summarized historical, combined financial information for the affiliated investees, which includes Ravensworth as of and for the years ended December 31, 1994 and 1995 and Seaboard as of and for the one month ended December 31, 1994 and year ended 1995 is as follows (in thousands):

                                             1994           1995
                                          ----------     ------------
                                                   (Unaudited)
Current assets.......................     $   11,773     $     11,979
Property and equipment, net..........         73,389           66,619
Other noncurrent assets..............            861            1,246
                                          ----------     ------------
      Total assets...................     $   86,023     $     79,844
                                          ==========     ============
Current liabilities..................     $   17,869     $     14,275
Long-term debt.......................         50,328           47,349<F1>
Other noncurrent liabilities.........          1,574              953
Stockholders' equity.................         16,252           17,267
                                          ----------     ------------
      Total liabilities and equity...     $   86,023     $     79,844
                                          ==========     ============
Revenues.............................     $   37,870     $     49,937
Operating income.....................     $    5,823     $      5,574
Foreign exchange loss (gain).........
 (recognized in affiliates'
 accounts but not in the Company's
 accounts due to purchase accounting
 adjustments)........................     $     (684)    $      (201)
Net income...........................     $    3,765     $      1,497
------------
[FN]
<F1> A total of approximately $30,000,000 of this debt is owed by certain subsidiaries of Ravensworth and Seaboard who collectively have negative shareholders' equity of approximately $400,000 which offsets the total combined Ravensworth and Seaboard shareholders' equity. Such debt is nonrecourse to both the Company and Ravensworth, except for a pound sterling 300,000 guarantee by Hornbeck Offshore Services, Inc.

                                      F-11
NOTE 6 - LONG-TERM DEBT:
Long-term debt consisted of the following at December 31 (in thousands):

                                                  1994            1995
                                               ----------      ----------
Bank note payable; principal payable in
quarterly installments of $714.4, plus
accrued interest at LIBOR plus 1% (6.875% at
December 31, 1995); secured by thirteen
vessels; matures November 15, 1999............ $   20,000      $   12,143

U.S. Government Guaranteed Ship Financing
Bonds payable in semiannual installments of
principal and interest as described below;
secured by mortgages on nine vessels and
guaranteed by the U.S. Maritime
Administration (MARAD)........................      4,490           3,270
                                               ----------      ----------
                                                   24,490          15,413
Less - current portion........................      3,467           3,561
                                               ----------      ----------
Long-term debt................................ $   21,023      $   11,852
                                               ==========      ==========

Maturities of long-term debt outstanding at December 31, 1995 are as follows:
1996 - $3,561,000; 1997 - $3,433,000; 1998 - $3,367,000; 1999 - $4,081,000; and
2000 - $503,000.

Concurrent with the November 15, 1994 Oil & Gas vessel acquisition, the Company entered into a $20 million term loan and a $10 million revolving credit facility with a bank. Any borrowings under the revolving credit facility will be due and payable on November 15, 1997. The availability of the revolving credit facility is based on specified trade receivables levels and will be reduced by outstanding letters of credit. At December 31, 1994 and 1995, there were no outstanding balances under the revolving credit facility.

At the Company's option, interest with respect to any amounts outstanding under the revolving credit facility and the bank term loan accrues at a rate equal to the lender's prime rate, or the LIBOR rate plus 1%, and is payable quarterly. The indebtedness is collateralized by 13 vessels owned by subsidiaries of the Company. The indebtedness also contains covenants which, among other things, provide limitations on the sale of such vessels and require the Company to maintain certain financial ratios and minimum net worth.

The U.S. Government Guaranteed Ship Financing Bonds represent several series of bonds which are guaranteed by MARAD. These bonds mature from 2000 to 2002 and bear interest at rates ranging from 8.75% to 10.75%. The related reserve fund balance was $1,024,000 at December 31, 1995. The Company expects to deposit approximately $220,000 in 1996.
                                      F-12

NOTE 7 - INCOME TAXES:

The components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                                               1993             1994             1995
                                                            ---------        ---------         --------
Current provision (benefit):
  U.S. federal income tax..........................         $   2,480        $   2,383
  Alternative minimum and other taxes..............               619              161         $    176
  State income tax.................................               104               25             (309)
  Foreign taxes....................................                                 62
  Utilization of net operating loss carryforwards
   and carrybacks..................................            (1,245)            (864)
  Utilization of investment tax credit
   carryforward....................................                               (381)
                                                            ---------        ---------         --------
                                                                1,958            1,386             (133)
                                                            ---------        ---------         --------
Deferred provision (benefit):
  U.S. federal income tax..........................             1,946              739            6,572
  Alternative minimum tax and other credits........              (619)             220           (2,842)
  Utilization of net operating loss carryforwards..             1,245              864
                                                            ---------        ---------         --------
                                                                2,572            1,823            3,730
                                                            ---------        ---------         --------
Total provision for income taxes...................         $   4,530        $   3,209         $  3,597
                                                            =========        =========         ========

The difference between the effective income tax rate and the amount which would be determined by applying the statutory U.S. income tax to income before taxes is as follows:
                                            DECEMBER 31,
                                  -------------------------------
                                   1993        1994          1995
                                  ------      ------       ------
Provision for income taxes at
 U.S. statutory rates............     34%         34%          34%
Foreign earnings not includable
 in U.S. tax return..............     (2)         (4)
Tax restructuring benefit........     (4)         (1)
State taxes......................      1                       (2)
                                  ------      ------       ------
                                      29%         29%         32%
                                  ======      ======       =====

The deferred income tax liability is primarily comprised of differences in the tax and book basis of the Company's vessels and benefits from the carryforward tax attributes as described below.

Undistributed earnings of the Company's foreign affiliates aggregated $3,986,000 on December 31, 1995, which, under existing law, will not be subject to U.S. tax until distributed as dividends. Since the earnings have been and are intended to be indefinitely reinvested in foreign operations, no provision has been made for any U.S. taxes that may be applicable thereto. The amount of unrecognized deferred U.S. taxes on these undistributed earnings is approximately $1,355,000. Furthermore, any taxes paid to foreign governments on those earnings may be used in whole or in part, as credits against the U.S. tax on any dividends distributed from such earnings.

As of December 31, 1995, the Company has net operating loss carryforwards of $347,000 which will expire from 2004 to 2005 if not used to offset future taxable income. The utilization of these net operating losses is subject to an annual limitation of $53,000. As of December 31, 1995, the Company has investment tax credit carryforwards of $1,006,000 which will expire in 1997, if not used to offset future income. As of December 31, 1995, the Company also has alternative minimum tax credit carryforwards of $4,600,000.

                                      F-13

NOTE 8 - COMMON STOCK, PREFERRED STOCK AND WARRANTS:

On July 21, 1993, the Company completed a public offering of 2,500,000 shares of common stock for aggregate proceeds of approximately $40,000,000, after expenses. Proceeds have been and will be utilized for the Ravensworth acquisition, to repay certain debt and for general corporate purposes. In connection with the July 23 closing of the Ravensworth acquisition, 158,978 shares of common stock were issued at an aggregate value of $2,722,500.

In September 1994, the Company purchased the remaining 71 shares of Series 1 Preferred Stock for $518,000 with the price determined in accordance with the liquidation preference thereof.

In June 1994, 928,752 common stock purchase warrants were exercised. Pursuant to the terms of the warrant agreement, the Company issued 480,588 shares of common stock in exchange for all of such warrants. In September 1994, the Company paid $368,896 to repurchase 71,428 warrants.

As discussed in Note 5, in 1995, approximately 106,000 shares were returned to the Company pursuant to the Ravensworth acquisition agreement. The shares were canceled by the Company.

NOTE 9 - RELATED PARTY TRANSACTIONS:

Bareboat charter fees are paid to an affiliate of a director of the Company. Such fees totaled $600,000, $940,000 and $803,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Until September 1993, a director of the Company was an affiliate of an investment banking firm providing investment banking services. The Company paid fees totaling $301,000 in 1993 for such services.

NOTE 10 - EMPLOYEE INCENTIVE PLANS:

Pursuant to the Company's Employee Incentive Plans of 1982, 1989 and 1993, the Board of Directors (or compensation committee thereof) has been empowered to grant (over respective ten-year periods) stock options, stock appreciation rights and stock bonuses with respect to an aggregate of 950,000 shares of Common Stock. There were 466,770, 458,712 and 390,739 shares available for grant at December 31, 1993, 1994 and 1995, respectively.

The following is a summary of stock option activity for the years ended December 31:

                                                 1993                 1994                 1995
                                             -------------        -------------       --------------
Options outstanding at
 beginning of year................                 311,559             287,619               283,593
Options granted...................                  20,160               7,250                59,841
Options exercised.................                 (44,100)             (9,861)              (80,693)
Options canceled..................                                      (1,415)               (7,507)
                                             -------------        -------------       --------------
Options outstanding at end of year                 287,619             283,593               255,234
                                             =============        ============        ==============
Price range of options granted....             $6.31-13.00        $14.25-14.63           $9.88-11.50
Price range of options exercised..              $2.63-5.84          $3.50-6.31           $3.50-13.00
Price range of options outstanding
 at end of year...................             $3.25-13.00         $3.25-14.63           $3.25-14.63

                                      F-14

The stock options are exercisable over a five-year or ten-year period which commences on the date of grant. The number of shares exercisable in each year during the period is determined by the Company's Board of Directors (or compensation committee) at the time of grant. At December 31, 1993, 1994 and 1995, options to purchase 246,739, 257,763 and 233,564 shares, respectively, were exercisable. If the merger with Tidewater as discussed in Note 2, is consummated, all options will be exercisable. Because the exercise price of the options equaled the market price of the Company's stock on the dates the options were granted, no compensation costs have been recognized by the Company.

Effective January 1, 1993, a total of 13,975 shares were awarded to employees which vest over two years. Compensation expense of approximately $97,000 will be recorded for the stock awards over the vesting period. On December 14, 1993, a total of 13,070 shares were awarded to employees which vest over three years. Compensation expense of approximately $170,000 will be recorded for the stock awards over the vesting period.

In November 1994, a total of 2,698 shares which vest over a period of 1 1/2 - 2 years were awarded to employees. Compensation expense of approximately $37,845 will be recorded for the stock awards over the vesting period.

In April 1995, a total of 17,310 shares which vest over a period of three years were awarded to employees. Compensation expense of approximately $199,065 will be recorded for stock awards over the vesting period.

In 1993, 1994 and 1995, shares totaling 3,500, 4,200 and 4,800, respectively, were awarded to the Company's Board of Directors pursuant to the Non-Employee Directors Restricted Stock Plan.

No stock appreciation rights have been awarded under the Employee Incentive Plans. The Company has no postretirement benefits that are required to be accrued under Statement of Financial Accounting Standards (SFAS) No. 106, "Accounting for Postretirement Benefits Other Than Pensions", nor does it have postemployment benefits that are required to be accrued under SFAS No. 112, "Employer's Accounting for Postemployment Benefits".

NOTE 11 - SEGMENT INFORMATION:

The Company's operations which are conducted in one segment, the offshore service vessel industry. There were no charter fee revenues earned from customers in excess of 10% of total revenues for 1993 and 1994. In 1995, one customer accounted for approximately 10% of total revenues.

NOTE 12 - COMMITMENTS AND CONTINGENCIES:

Hornbeck has received and is responding to a subpoena for documents from the U.S. District Court for the Southern District of Texas, Houston Division. The scope of the subpoena suggests an interest in Hornbeck's compliance with certain environmental statutes and regulations, violations of which could carry both civil and criminal liabilities. The subpoena seeks information concerning Hornbeck's vessels since January 1, 1993 regarding vessel operations as they relate to the purchase, use and disposition of petroleum and related products.

It is Hornbeck's policy to comply with all applicable laws, including laws designed to protect the environment. While management and the Hornbeck Board do not believe that any outcome of the investigation would have a material adverse effect on the financial position of Hornbeck, they cannot predict the nature or ultimate outcome of the investigation or any proceeding that might be based thereon.

The Company is not party to any legal proceedings the result of which could, in the opinion of management, have a material adverse effect upon the Company.

                                      F-15

NOTE 13 - CASH FLOW INFORMATION:

The following is a reconciliation of net income to net cash provided by operating activities (in thousands):

                                                                             YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------
                                                                    1993             1994              1995
                                                                 ----------       ----------        ----------
Net income..........................................             $   10,665       $    8,023        $    7,629
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization.....................                  7,394           10,007            13,577
  Amortization of noncompete agreements.............                    291              150
  Amortization of debt discount.....................                    200               67                33
  Deferred income taxes.............................                  2,846            1,823             3,730
  Equity in net income of unconsolidated affiliates.                   (822)          (1,409)              (53)
  Cash distributions from unconsolidated affiliate..                     38
  Unrealized income on marketable securities, net...                   (291)
  Gain on sale of vessels...........................                                    (736)             (431)
  Salvage expense...................................                    945
  Extraordinary charge for early retirement of debt.                    280
  Other.............................................                    (28)             100               174
  Changes in current assets and liabilities, net:
    Accounts receivable - trade.....................                 (3,813)          (2,335)           (1,653)
    Refundable income taxes.........................                    663
    Prepaid and other current assets................                 (3,309)           2,824              (352)
    Accounts payable................................                    715             (291)            1,085
    Accrued interest................................                   (107)             (40)              (35)
    Income taxes payable............................                    440              (82)             (240)
    Other accrued liabilities.......................                    122            1,047                (7)
                                                                 ----------       ----------        ----------
    Net cash provided by operating activities.......             $   16,229       $   19,148        $   23,457
                                                                 ==========       ==========        ==========

The following is a supplemental schedule of noncash investing and financing activities for the years ended December 31:

                                                                     1993             1994              1995
                                                                  ---------        ---------          --------
Issuance of common and preferred stock:
  Nonemployee directors restricted stock plan...                  $      16
  Acquisition of Ravensworth....................                      2,723
  Exercise of warrants..........................                                   $     358
  Return of Ravensworth stock held in escrow....                                                      $  1,809
Tax benefit of stock sold by employees..........                        129               36                36

NOTE 14 - QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized quarterly financial data for 1993, 1994 and 1995 are as follows (in thousands, except per share data):

                                                                                    THREE MONTHS ENDED (1993)
                                                                       ---------------------------------------------------
                                                                       MAR 31         JUN 30        SEP 30          DEC 31
                                                                       ------         ------        ------          ------
Revenues .....................................................        $ 9,410        $10,601        $12,582        $14,698
Depreciation and amortization ................................          1,620          1,698          2,016          2,060
Operating profit <F1>.........................................          2,838          3,548          4,753          5,232
Net income ...................................................          1,779          2,774          3,427          2,685
Net income per share .........................................            .17            .26            .27            .20

                                      F-16
                                                                                    THREE MONTHS ENDED (1994)
                                                                       ---------------------------------------------------
                                                                       MAR 31         JUN 30        SEP 30          DEC 31
                                                                       ------         ------        ------          ------
Revenues .....................................................        $11,506        $ 9,807        $10,418        $14,103
Depreciation and amortization ................................          2,273          2,441          2,430          2,863
Operating profit <F1>.........................................          2,534          1,198          1,509          3,526
Net income ...................................................          1,902          1,476          2,135          2,510
Net income per share .........................................            .14            .11            .16            .19

                                                                                    THREE MONTHS ENDED (1995)
                                                                       ---------------------------------------------------
                                                                       MAR 31         JUN 30        SEP 30          DEC 31
                                                                       ------         ------        ------          ------
Revenues .....................................................        $12,671        $14,057        $14,603        $17,681
Depreciation and amortization ................................          3,281          3,361          3,334          3,601
Operating profit (1) .........................................          1,376          2,453          2,977          4,527
Net income ...................................................            487          1,579          2,139          3,424
Net income per share .........................................            .04            .12            .16            .26

------------
[FN]
<F1>  Operating profit equals operating revenues minus direct labor and other operating expenses, depreciation and amortization and general and administrative expenses.
                                      F-17


                        TIDEWATER UNAUDITED PRO FORMA CONDENSED COMBINED
                                      FINANCIAL INFORMATION

                The following unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth under "Notes to Unaudited Pro Forma Condensed Combined Financial Information," nor is it necessarily indicative of future operating results or financial position.

                The unaudited pro forma condensed combined balance sheet at December 31, 1995 set forth below has been compiled from the Tidewater unaudited balance sheet and the Hornbeck unaudited balance sheet, both dated December 31, 1995, and gives effect to the Merger under the pooling-of-interests accounting method as if the Merger had occurred on December 31, 1995.

                            Pro Forma Condensed Combined Balance Sheet
                                  December 31, 1995 - Unaudited

                                                                                Pro Forma
                                                                     ____________________________
                                        Tidewater      Hornbeck       Adjustments       Combined
                                       ___________    __________     _____________      _________

                   ASSETS                                  (in thousands)

Current assets:
  Cash, including temporary            $    10,234    $   13,945       $       --    $    24,179
   cash investments
  Trade and other receivables              131,146        13,400               --        144,546
  Inventories                               32,311            --               --         32,311
  Other current assets                       4,738         1,909               --          6,647
                                       ___________    __________       __________    ___________
        Total current assets               178,429        29,254               --        207,683
                                       ___________    __________       __________    ___________
Investment in and advances to
  unconsolidated companies                  20,448        14,976               --         35,424
Properties and equipment                 1,453,891       120,923               --      1,574,814
  Less accumulated depreciation            882,941        27,805               --        910,746
                                       ___________    __________       __________    ___________
       Net properties and equipment        570,950        93,118               --        664,068
Other assets                                77,707        12,361           (8,120)(a)     81,948
                                       ___________    __________       __________    ___________
                                       $   847,534    $  149,709       $   (8,120)   $   989,123
                                       ===========    ==========       ==========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-
    term debt                          $        --    $    3,561       $       --    $     3,561
  Accounts payable and accrued
    expenses                                72,793         4,792               --         77,585
  Income taxes                               9,839           118               --          9,957
                                       ___________    __________       __________     __________
       Total current liabilities            82,632         8,471               --         91,103
                                       ___________    __________       __________     __________
Deferred income taxes                       59,226        16,109           (2,842)(b)     72,493
Long-term debt                               5,000        11,852               --         16,852
Accrued property and liability losses       37,658            --               --         37,658
Other liabilities and deferred credits      41,215            --               --         41,215
Stockholders' equity:
  Common stock                               5,334         1,323             (492)(c)      6,165
  Additional paid-in capital               335,625        82,381              492 (c)    418,498
  Retained earnings                        292,982        29,573           (5,278)(d)    317,277
                                       ___________    __________       __________     __________
                                           633,941       113,277           (5,278)       741,940
                                       ___________    __________       __________     __________

Less:
  Cumulative foreign currency
    translation adjustment                  10,759            --               --         10,759
  Deferred compensation--
    restricted stock                         1,379            --               --          1,379
                                       ___________    __________       __________      _________
       Total stockholders' equity          621,803       113,277           (5,278)       729,802
                                       ___________    __________       __________      _________
                                       $   847,534    $  149,709       $   (8,120)     $ 989,123
                                       ===========    ==========       ==========      =========

See accompanying Notes to Unaudited Pro Forma Condensed Combined
Financial Information.

  The unaudited pro forma condensed combined statements of earnings set forth below have been compiled from the following:

     (1) Tidewater audited statements of earnings for each of the years in the three-year period ended March 31, 1995.

     (2) Tidewater unaudited statements of earnings for the nine months ended December 31, 1994 and 1995.

     (3) Hornbeck audited statements of earnings for each of the years in the three-year period ended December 31, 1994.

     (4) Hornbeck unaudited statements of earnings for the nine months ended December 31, 1994 and 1995.

  Hornbeck's fiscal year end is December 31 and Tidewater's fiscal year end is
March  31.   The March 31, 1993, 1994 and 1995 Tidewater statements of earnings are combined with the Hornbeck statements of operations for the years ended
December 31, 1992, 1993 and  1994,  respectively.   The  Unaudited  Pro Forma
Condensed Combined Statements of Earnings for the nine months ended December 31, 1994 and 1995 include results of each entity for the nine months ended December 31, 1994 and 1995. See Note (e) of "Notes To Unaudited Pro Forma Condensed Combined Financial Information" for the Hornbeck unaudited statements of earnings for the nine months ended December 31, 1994 and 1995. Additionally, retained earnings of the combined entities were adjusted by $433,000 as of the beginning of Tidewater's fiscal 1996 year to include the unaudited net earnings of Hornbeck, including adjustments to conform accounting policies to those of Tidewater, for the period from January 1, 1995
to March  31,  1995.   During  this  period,  Hornbeck's revenues were
$12,671,000.

  The following unaudited pro forma condensed combined statements of earnings give effect to the Merger under the pooling-of-interests accounting method as if Tidewater and Hornbeck had been combined since inception.

         Pro Forma Condensed Combined Statements of Earnings - Unaudited

                                                                                                    Nine Months
                                                   Years Ended March 31,                        Ended December 31,
                                       ___________________________________________       ____________________________
                                            1993            1994           1995                1994           1995
                                       _____________  _____________  _____________       _____________  _____________
                                                             (in thousands, except per share data)
Revenues:
  Tidewater Marine operations          $    431,874   $    513,892   $    501,118        $    382,777   $    396,671
  Tidewater Compression operations           62,099         55,471         83,490              52,071         85,609
                                       ____________   ____________   ____________        ____________   ____________
                                            493,973        569,363        584,608             434,848        482,280
                                       ____________   ____________   ____________        ____________   ____________
Costs and expenses:
  Tidewater Marine operations
    (Note (a))                              264,880        315,349        311,949             237,516        243,480
  Tidewater Compression operations           36,283         30,338         45,886              28,826         45,603
  Depreciation (Note (a))                    83,814         88,936         92,865              66,599         61,626
  General and administrative                 60,368         66,034         63,919              48,173         43,752
                                       ____________   ____________   ____________        ____________   ____________

                                            445,345        500,657        514,619             381,114        394,461
                                       ____________   ____________   ____________        ____________   ____________
                                             48,628         68,706         69,989              53,734         87,819

Other income (expenses):
  Foreign exchange loss                      (1,788)          (557)          (611)               (242)          (584)
  Gain on sales of assets                     3,415          4,588         14,207              11,283          6,612
  Equity in net earnings of
    unconsolidated companies                  2,530          3,504          4,555               3,638          4,599
  Minority interests                         (2,544)        (2,022)        (1,488)             (1,182)          (925)
  Interest and miscellaneous income           7,676          6,908          6,920               6,423          3,137
  Other expense                              (3,941)        (2,452)        (8,499)             (2,611)           (18)
  Interest expense                          (13,710)        (9,262)        (5,608)             (2,507)        (5,464)
                                       ____________   ____________   ____________        ____________   ____________
                                             (8,362)           707          9,476              14,802          7,357
                                       ____________   ____________   ____________        ____________   ____________

Earnings from continuing operations
  before income taxes                        40,266         69,413         79,465              68,536         95,176
Income taxes (Note (b))                      12,376         24,753         28,278              24,413         31,131
                                       ____________   ____________   ____________        ____________   ____________
Earnings from continuing operations          27,890         44,660         51,187              44,123         64,045
Discontinued operations                       3,099             --             --                  --             --
                                       ____________   ____________   ____________        ____________   ____________
Earnings before extraordinary
  item and cumulative effect
  of accounting change                       30,989         44,660         51,187              44,123         64,045
Extraordinary loss on early
  debt retirement                                --        (12,250)            --                  --             --
Cumulative effect of accounting
  change                                     (6,640)            --             --                  --             --
                                       ____________   ____________   ____________        ____________   ____________
Net earnings                           $     24,349   $     32,410   $     51,187        $     44,123   $     64,045
                                       ============   ============   ============        ============   ============
Primary and fully-diluted
  earnings per common share:
  Continuing operations                $        .45   $        .72   $        .82        $        .71   $       1.03
  Discontinued operations                       .05             --             --                  --             --
                                       ____________   ____________   ____________        ____________   ____________
  Earnings before extraordinary
    item and cumulative effect
    of accounting change                        .50            .72            .82                 .71           1.03
  Extraordinary loss on early
    debt retirement                              --           (.20)            --                  --             --
  Cumulative effect of accounting
    change                                     (.11)            --             --                  --             --
                                       ____________   ____________   ____________        ____________   ____________
Net earnings                           $        .39   $        .52   $        .82        $        .71   $       1.03
                                       ============   ============   ============        ============   ============
Weighted average common shares
  and equivalents                        61,873,573     62,117,501     62,206,014          61,722,788     62,043,256
                                       ============   ============   ============        ============   ============

Notes to Unaudited Pro Forma Condensed Combined Financial Information:

(a) To conform accounting policies regarding certain drydocking costs which have been capitalized and amortized over periods of 24 to 36 months in Hornbeck's historical financial statements but are expensed as incurred by Tidewater. To conform Hornbeck's historical amounts to Tidewater's policy, other assets have been reduced at December 31, 1995 by $8,120,000. Marine equipment operating expenses have been increased by $1,223,000, $5,825,000 and $2,915,000 for the years ended March 31,
      1993, 1994 and 1995, respectively, and $2,914,000 and $6,942,000 for the nine-month periods ended December 31, 1994 and 1995, respectively. Depreciation expense has been reduced by $1,252,000, $2,110,000 and $3,740,000 for the years ended March 31, 1993, 1994 and 1995, respectively, and $3,740,000 and $3,313,000 for the nine-month periods ended December 31, 1994 and 1995, respectively.

(b) To reflect the income tax expense effect of the pro-forma adjustments discussed in note (a) above, income tax expense has been increased (decreased) by $10,000, ($1,300,000) and $289,000 for the years ended March 31, 1993, 1994 and 1995, respectively, and $289,000 and
      ($1,270,000) for the nine-month periods ended December 31, 1994 and 1995, respectively. The deferred income tax liability account has been reduced at December 31, 1995 by $2,842,000 for the net effect of the adjustments described above.

(c)   To  give effect  to  the  issuance  of  8,475,000  shares  (a Conversion
      Ratio of .628 shares) of Tidewater Common Stock in exchange for approximately 13,235,000 shares of Hornbeck Stock. The excess of par value of the 13,235,000 shares of Hornbeck Stock surrendered upon consummation of the Merger over par value of the 8,475,000 shares of Tidewater Common Stock issued upon consummation of the Merger is credited to additional paid-in capital.

(d) The retained earnings adjustment of $5,278,000 reflects the combined effect of the adjustments referenced under notes (a) and (b).

(e) The Hornbeck unaudited statements of earnings for the nine months ended December 31, 1994 and 1995 are as follows:

                                                  Nine Months Ended December 31,
                                                  ______________________________
                                                        1994          1995
                                                    ____________   ___________
                                                         (in thousands except
                                                            per share data)

Tidewater Marine operating revenues                  $    34,329   $    46,341
                                                     ___________   ___________
Marine operating costs                                    17,719        22,815
Depreciation expense                                       7,734        10,296
General and administrative expenses                        2,642         3,273
                                                     ___________   ___________
                                                          28,095        36,384
                                                     ___________   ___________
                                                           6,234         9,957
Other income (expense):
  Foreign exchange loss                                     (109)          (81)
  Gain on sales of assets                                    736           428
  Equity in net earnings of unconsolidated companies       1,139           383
  Interest and miscellaneous income                        1,209           967
  Other expense                                             (111)          (18)
  Interest expense                                          (631)       (1,281)
                                                     ___________   ___________
                                                           2,233           398
                                                     ___________   ___________
Earnings before income taxes                               8,467        10,355
Income taxes                                               2,346         3,213
                                                     ___________   ___________
Net earnings                                         $     6,121   $     7,142
                                                     ===========   ===========
Primary and full-diluted earnings per common share   $       .45   $       .54
                                                     ===========   ===========
Weighted average common shares and equivalents        13,460,000    13,344,000
                                                     ===========   ===========

(f) No provision has been reflected in the unaudited pro forma condensed combined financial information for direct expenses related to the Merger, which are expected to approximate $10 million.


                                        SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               TIDEWATER INC.


                                               By: /s/ Cliffe F. Laborde
                                                  ________________________
                                                     Cliffe F. Laborde
                                                   Senior Vice President
                                                       and Secretary
Dated:  March 28, 1996